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                             SHAREHOLDER'S AGREEMENT

        SHAREHOLDER'S AGREEMENT (the "Agreement"), dated as of August 26, 1998, by and between Charles S. Holmes 1997 Trust (the "Shareholder") and DRS Technologies, Inc., a Delaware corporation ("Acquiror").

                              W I T N E S S E T H :

        WHEREAS, Acquiror, DRS Merger Sub, Inc., a New York corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub"), and NAI Technologies, Inc., a New York corporation (the "Company"), are parties to an Agreement and Plan of Merger, dated as of August 26, 1998 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation;

        WHEREAS, the transactions contemplated by the Merger Agreement, including without limitation the Merger, must be approved by holders of record of a majority of the outstanding shares of common stock, par value $0.10 per share, of the Company entitled to vote (such shares of common stock, the "Company Common Stock") at a special meeting of the Company's shareholders (the "Special Meeting") called for the purpose of approving the transactions contemplated by the Merger Agreement, all in accordance with the requirements of the New York Business Corporation Law, the Company's Certificate of Incorporation and the Company's By-Laws;

        WHEREAS, as of the date hereof, each of the Shareholder and any other shareholders affiliated or associated with the Shareholder(1) has or may be deemed as a beneficial owner (including without limitation as a custodian) to have sole or shared voting power or dispositive power or both over the number of shares (the "Shares") of Company Common Stock, the number of Warrants to Purchase Common Stock of the Company (the "Company Warrants") and the principal amount of 12% Convertible Subordinated Promissory Notes of the Company (the "Company Convertible Notes") (collectively, the "Controlled Securities") set forth under such Shareholder's name(s) on Schedule A hereto; and

        WHEREAS, as a condition to Acquiror's entering into the Merger Agreement, Acquiror has requested that the Shareholder execute and deliver to Acquiror this Agreement;

-------------------
(1) For purposes of this Agreement, the term "Shareholder" shall include such shareholders affiliated or associated with the Shareholder.



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     NOW, THEREFORE, the parties agree as follows:

     1. Agreement to Vote Shares. The Shareholder agrees to vote the Shares and any other shares of Company Common Stock which he, she or it, directly or indirectly, controls and is able to direct the voting thereof at the Special Meeting or at any other meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company (a) in favor of the Merger, (b) in favor of the Merger Agreement, and (c) against any amendment of the Company's Certificate of Incorporation or By-Laws or any other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     2. Agreement to Exchange Warrants and Convertible Notes. The Shareholder agrees to exchange, in accordance with the procedures contemplated in the Merger Agreement, any Company Warrants or Company Convertible Notes over which such Shareholder has dispositive control (with the exception of, in the case of Charles S. Holmes and the Shareholder, the Company Warrants that Mr. Holmes and the Shareholder will surrender as part of the purchase price for Wilcom, Inc. ("Wilcom") pursuant to the Stock Purchase Agreement (the "Wilcom Agreement") to be entered into among Wilcom Acquisition Corp., as Buyer, and the Company, as Seller), for comparable securities issued by Acquiror.

     3. Covenants. The Shareholder agrees with respect to himself, herself or itself and the Controlled Securities that:

        (a) Such Shareholder shall not, except consistent with the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Controlled Securities or any interest therein (with the exception of, in the case of Charles S. Holmes and the Shareholder, the Company Warrants that Mr. Holmes and the Shareholder will surrender as part of the purchase price for Wilcom pursuant to the Wilcom Agreement), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Controlled Securities or any interest therein (with the exception of, in the case of Charles S. Holmes and the Shareholder, the Company Warrants that Mr. Holmes and the Shareholder will surrender as part of the purchase price for Wilcom pursuant to the Wilcom Agreement), (iii) take any other action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby, or (iv) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to such Shares.

        (b) Such Shareholder will not enter into any transaction, take any action, or directly or indirectly cause any event to occur that would result in any of such Shareholder's representations or warranties herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event.


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        (c) Such Shareholder has no present intention to sell the common stock, par value $0.01 per share, of Acquiror (the "Acquiror Common Stock") acquired by him, her or it pursuant to the Merger. Such Shareholder agrees that he, she or it will not sell, transfer or otherwise dispose of (i) any Company Common Stock for the consecutive 62-day period ending on the effective date of the Merger and
(ii) any Acquiror Common Stock received by him, her or it pursuant to the Merger for a period of 18 months following the effective date of the Merger.

     4. Representations and Warranties. The Shareholder represents and warrants with respect to himself, herself or itself and the Controlled Securities that:

        (a) Such Shareholder is the record or beneficial owner of, or has voting power or dispositive power or both over, the Controlled Securities set forth on Schedule A under such Shareholder's name and, except for the Shares, such Shareholder is not the record or beneficial owner of any other shares of Company Common Stock.

        (b) This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Controlled Securities are subject which would materially impair the ability of the Shareholder to perform hereunder. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Controlled Securities, except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of an amendment to the Schedules 13D or Forms 4, if any, filed by the Shareholder with respect to the Company Common Stock.

        (c) The Controlled Securities owned by the Shareholder and the certificates representing such Controlled Securities are now and at all times during the term hereof will be held by the Shareholder or by a nominee or custodian for his, her or its benefit, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and except for any general fiduciary obligations imposed by law.

        (d) No broker, investment banker, financial adviser or other person is entitled to any broker's fee, finder's fee, financial adviser's fee or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

     5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Controlled Securities and shall be binding upon any person or entity to which legal or beneficial ownership of such Controlled Securities shall pass, whether by


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operation of law or otherwise, including without limitation such person's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock by the Shareholder, whether as a result of exercising the Company Warrants, converting the Company Convertible Notes or otherwise, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by the Shareholder. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     6. Specific Enforcement of this Agreement. The Shareholder expressly acknowledges and agrees that irreparable damage would occur and that Acquiror would not have an adequate remedy at law, including without limitation damages alone, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled as a matter of right to injunctive relief to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction with respect to any actual or threatened breach by the Shareholder of the provisions of this Agreement, in addition to any other remedy to which it may be entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court located in New York County in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court located in New York County.

     7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the consummation of the Merger or (b) the date of termination of the Merger Agreement in accordance with its terms by any of the parties thereto.

     8. Miscellaneous.

        (a) All communication under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Acquiror:

        DRS Technologies, Inc.
        5 Sylvan Way




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        Parsippany, NJ 07054
        Attention:  Mark S. Newman
        Facsimile: (973) 898-4730

        If to the Shareholder:

        Charles S. Holmes 1997 Trust
        117 Whites Lane
        Southampton, NY 11968
        Attention:  Dennis McCarthy and Diane Guzik Holmes, Trustees
        Facsimile: (516) 287-4473

        With a copy to:

        c/o NAI Technologies, Inc.
        282 New York Avenue
        Huntington, NY 11743
        Attention:  Robert A. Carlson
        Facsimile:  (516) 367-1125

        (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (c) This Agreement constitutes the entire agreement relating to the subject matter covered herein, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        (d) NEITHER THIS AGREEMENT NOR ANY OF THE RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE ASSIGNED, IN WHOLE OR IN PART, BY OPERATION OF LAW OR OTHERWISE, BY THE SHAREHOLDER WITHOUT THE PRIOR WRITTEN CONSENT OF ACQUIROR.

        (e) The construction and performance of this Agreement will be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

        (g) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

        (h) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or


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more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                 SHAREHOLDER

                                                 Charles S. Holmes 1997 Trust

                                                 By: /s/ Dennis McCarthy
                                                    _________________________
                                                    Name: Dennis McCarthy
                                                    Title: Trustee

                                                 DRS TECHNOLOGIES, INC.

                                                 By: /s/ Nina L. Dunn
                                                    _________________________
                                                    Name: Nina L. Dunn
                                                    Title: Exec V.P. Secretary



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                                   SCHEDULE A

Shareholder:         Charles S. Holmes 1997 Trust

                     Dennis McCarthy and Diane Guzik Holmes, as Trustees

Shares:              219,000 shares of common stock

Warrants:            157,000 warrants with an exercise price of $2.50 per share expiring February 15, 2002






Convertible Notes:   0


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